Exhibit 10.1

FINAL EXECUTION COPY

ADDITIONAL HOUSING REIMBURSEMENT AGREEMENT

This ADDITIONAL HOUSING REIMBURSEMENT AGREEMENT is executed as of June 13, 2011 by and between RICHARD TWOMEY (the “Executive”) and Align Technology, Inc., a Delaware corporation (the “Company”), with effect as of June 13, 2011.

WHEREAS, Executive and the Company entered into an Employment Agreement, with an effective date of February 8, 2011 (the “Employment Agreement”), providing Executive with certain payments and compensation and other terms in exchange for Executive’s services to the Company;

WHEREAS the Company has agreed to make certain additional payments to Executive to facilitate Executive’s purchase of a house in the San Francisco Bay area; and

THEREFORE, Executive and the Company agree as follows:

1. Additional Housing Reimbursement Allowance. In addition to the relocation and housing assistance provided for in the Employment Agreement, the Company agrees to provide Executive with an additional housing reimbursement allowance of Two Hundred Fifty Thousand Dollars ($250,000), subject to all required and authorized withholdings and deductions . Said additional housing reimburse allowance is being provided to Executive to facilitate Executive’s purchase of a new residence in the San Francisco Bay area. Payment of the additional housing reimbursement allowance shall be made to Executive in a single lump sum payment on June 24, 2011 (the “Payment Date”).

2. Reimbursement of Additional Housing Reimbursement Allowance. In the event Executive voluntarily leaves the Company prior to thirty-six (36) months of his employment following the Payment Date, for any reason other than Good Reason, as defined below in Section 3(b), Executive will be responsible for returning a portion of the additional housing reimbursement allowance as follows: For each full month of full-time employment following the Payment Date, the Company will forgive one-thirty-sixth (1/36th) of the additional housing reimbursement allowance and the remaining unforgiven portion will be due and payable to the Company on demand and Executive agrees to execute all paperwork necessary for the repayment of the relocation expenses. Upon completion of thirty-six (36) months of employment with the Company following the Payment Date, Executive no longer shall have any obligation to repay all or part of the additional housing reimbursement allowance.

3. Termination Benefits.

(a) General Release Agreement. Any other provision of this Agreement notwithstanding, Subsections (b) below shall not apply unless the Executive (i) has, within the time prescribed by the Company, executed a General Release Agreement in a form prescribed by the Company by which the Executive waives and releases with irrevocable effect all known and unknown claims that the Executive may then have against the Company or persons affiliated with the Company which are waivable under applicable law, and (ii) pursuant to such General Release Agreement has agreed not to prosecute any legal action or other proceeding based upon any of such claims to the full extent permissible under applicable law, and (iii) pursuant to such General Release Agreement has acknowledged Executive’s continuing obligations under his Employment Agreement and the Proprietary Information and Inventions Agreement contained as part of Executive’s Employment Agreement.

(b) Upon a Change of Control. In the event of the occurrence of a Change in Control while the Executive is employed by the Company, if within twelve (12) months following the occurrence of the Change of Control, one of the following events occurs:

(i) the Executive’s employment is terminated by the Company without Cause; or

(ii) the Executive resigns for Good Reason;

then Executive’s obligation, if any, to repay the additional housing reimbursement allowance, as provided above in Section 2, shall immediately cease, subject to Executive’s execution of the General Release Agreement described in Section 3(a) above.

(c) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean any of the following:

(i) Unauthorized use or disclosure of the confidential information or trade secrets of the Company;

(ii) Any breach of this Agreement or the Employee Proprietary Information and Inventions Agreement between the Executive and the Company;

(iii) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(iv) Misappropriation of the assets of the Company or any act of fraud or embezzlement by Executive, or any act of dishonesty by Executive in connection with the performance of her duties for the Company that adversely affects the business or affairs of the Company;

(v) Intentional misconduct; or

(vi) the Executive’s failure to satisfactorily perform the Executive’s duties after having received written notice of such failure and at least thirty (30) days to cure such failure.

The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of the Executive’s Employment.

(d) Definition of “Good Reason.” For all purposes under this Agreement, subject to the notice and cure period described below, the Executive’s resignation for “Good Reason” shall mean the Executive’s resignation upon written notice to the Company delivered within ninety (90) days after the occurrence of any one or more of the following events and with an effective date within such ninety- (90-) day period:

(i) The Executive’s position, authority or responsibilities being significantly reduced;

(ii) The Executive being asked to relocate the Executive’s principal place of employment such that the Executive’s commuting distance from the Executive’s residence prior to such relocation is increased by over thirty-five (35) miles;

(iii) The Executive’s annual Base Salary or bonus being materially reduced; or

(iv) The Executive’s benefits being materially reduced.

The Executive shall provide written notice to the Company at least thirty (30) days prior to the effective date of Executive’s resignation, identifying the event or events Executive claims constitute Good Reason and describing in reasonable detail the fact supporting the claim. The Company shall have at least thirty (30) days to take action to remedy the condition claimed by the Executive as Good Reason, but shall have no obligation to take such action. In the event the Company remedies the condition then Good Reason shall be deemed not to exist. At the expiration of the remedial period and prior to the effective date of Executive’s resignation, Executive shall provide written notice to the Company, stating whether Executive (A) withdraws Executive’s resignation based on the Company’s remedy of the condition, (B) chooses to resign anyway notwithstanding such remedy, or (C) claims the condition has not been remedied and chooses to resign based on a claim of Good Reason. In the absence of such notice, Executive’s resignation shall become effective and Executive shall be deemed to have resigned without Good Reason.

(e) Definition of “Change of Control.” For all purposes under this Agreement, “Change of Control” shall mean any of the following:

(i) a sale of all or substantially all of the assets of the Company;

(ii) the acquisition of more than fifty percent (50%) of the common stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons;

(iii) a reorganization of the Company wherein the holders of common stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is a fifty percent (50%) or greater change in the ownership of the common stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

(iv) in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding common stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock.

(f) Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to this Section 3 or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Section 3, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

4. Employment Status. This Agreement is in addition to and does not alter or amend the terms of Executive’s employment with the Company pursuant to the terms of the Employment Agreement. The Employment Agreement may be altered, modified, amended or terminated only in accordance with the terms of the Employment Agreement.

5. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address which the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the additional housing reimbursement allowance subject matter of this Agreement. This Agreement contain the entire understanding of the parties with respect to the additional housing reimbursement allowance subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without applications of its provisions with respect to choice of law, except for the Arbitration provision in paragraph 11, below, which is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Each party agrees that any and all disputes which arise out of or relate to the Executive’s employment, the termination of the Executive’s employment, or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination. Nothing in this Agreement shall prohibit any party from seeking provisional remedies in court in aid of arbitration including temporary restraining orders, preliminary injunctions and other provisional remedies pursuant to California Code of Civil Procedure section 1281.8 (or any successor statutes) and/or applicable federal law. Likewise, nothing in this Agreement shall should be interpreted as restricting or prohibiting Employee from filing a charge or complaint with a federal, state, or local governmental or administrative agency charged with investigating and/or prosecuting charges or complaints under any applicable federal, state or municipal law or regulation. Claims or disputes arising under any law that permits resort to an administrative or governmental agency notwithstanding an agreement to arbitrate those claims may be brought before that agency as permitted by applicable law, including, without limitation, claims or charges brought before the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the United States Department of Labor, the California Labor Commissioner, the California Workers’ Compensation Appeals Board, and the California Employment Development Department. Nothing in this Agreement shall be deemed to preclude a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration

This arbitration section of the Agreement shall be exclusively governed by and construed and enforced pursuant to the substantive and procedural provisions of the Federal Arbitration Act, 9 U.S.C. § 1 (“FAA”), and not individual state substantive and procedural laws regarding enforcement of arbitration agreements. A neutral arbitrator shall be selected by mutual agreement of the parties from the then-available arbitrators associated with ADR Services, Judicate West, ARC or such other arbitration service that the parties may mutually agree upon. If, for any reason, the parties are unable to mutually agree upon the selection of an arbitrator, either party may apply to a court of competent jurisdiction for appointment of a neutral arbitrator. The court shall then appoint a retired judge to serve as the arbitrator, who shall act under this Policy with the same force and effect as if the parties had selected the arbitrator by mutual agreement. The arbitrator shall allow the parties to take discovery and bring motions as authorized by the forum state’s procedural rules, or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

Arbitration will be conducted in Santa Clara County, California or, if the Executive does not reside within 100 miles of Santa Clara County at the time the dispute arises, then the arbitration may take place in the largest metropolitan area within 50 miles of the Executive’s place of residence when the dispute arises.

During the course of the arbitration, the Executive and the Company will each bear equally the arbitrator’s fee and any other type of expense or cost of arbitration, unless applicable law requires otherwise, and each shall bear their own respective attorneys’ fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract. If there is a dispute as to whether the Executive or the Company is the prevailing party in the arbitration, the arbitrator will decide this issue.

The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

(h) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Richard Twomey
RICHARD TWOMEY

ALIGN TECHNOLOGY, INC.

/s/ Len M. Hedge
By: Len M. Hedge
Title: Senior Vice President, Business Operations